Ex 10.1

SECOND AMENDMENT TO
AMENDED AND RESTATED SALE AND SERVICING AGREEMENT

SECOND AMENDMENT TO AMENDED AND RESTATED SALE AND SERVICING AGREEMENT (this “Amendment”) dated as of February 12, 2010, by and among SILVERLEAF FINANCE IV, LLC a Delaware limited liability company, as purchaser (the “Purchaser”), SILVERLEAF RESORTS, INC., a Texas corporation, as seller and servicer (the “Seller”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”), Backup Servicer and Account Intermediary.

WHEREAS, the parties hereto have entered into the Amended and Restated Sale and Servicing Agreement, dated as of December 22, 2006, by and among the Purchaser, the Seller, and the Trustee (as amended from time to time, the “Agreement”).  Capitalized terms used in this Amendment have the meanings given such terms in the Agreement, except as provided otherwise herein; and

WHEREAS, Section 11.1 of the Agreement permits the Agreement to be amended from time to time pursuant to the conditions set forth therein.

NOW THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendments.

(a)           Section 2.1(b)(xviii) is hereby amended by deleting the word “and” appearing after the semi-colon (;) therein.

(b)           Section 2.1(b)(xix) is hereby amended by replacing the period (.) appearing therein with the following:

“; and”

(c)           Section 2.1(b) is hereby amended by inserting the following after clause (xix) thereof:

“(xx)        the fee payable pursuant to Section 3.02(d) of the Note Purchase Agreement shall have been paid to the Noteholder in accordance with the terms thereof.”

(d)           Section 4.10 is hereby replaced in its entirety by the following:

“Section 4.10   Quarterly Statement as to Compliance, Notice of Servicer Termination Event.

(a)           The Servicer shall deliver to the Purchaser, the Trustee, the Noteholder, the Backup Servicer and each Rating Agency, on or before the last day of each calendar quarter beginning March 31, 2010, an Officer's Certificate, dated as of the last day of the immediately preceding calendar quarter, stating that (i) a review of the activities of the Servicer during the immediately preceding quarter (or, in the case of the first such certificate, the period from January 1, 2009 to December 31, 2009) and of its performance under this Agreement has been made under such officer's supervision and (ii) to the best of such officer's knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such calendar quarter (or, in the case of the first such certificate, such year), or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

(b)           The Servicer shall deliver to the Trustee, the Noteholder, the Backup Servicer and each Rating Agency, promptly after having obtained Knowledge thereof, but in no event later than two (2) Business Days thereafter, written notice in an Officer's Certificate of any event which with the giving of notice or lapse of time, or both, would become a Servicer Termination Event under Section 10.1.”

(e)           Section 4.11 is hereby replaced in its entirety by the following:

“Section 4.11   Independent Accountants' Reports.   The Servicer shall cause a firm of nationally recognized independent certified public accountants (the "Independent Accountants"), who may also render other services to the Servicer or to the Purchaser, to deliver to the Trustee, the Backup Servicer, the Noteholder and each Rating Agency, on or before April 30 of each year beginning April 30, 2007, a report dated as of December 31 of the preceding year in form and substance reasonably acceptable to the Noteholder (the "Accountants' Report") and reviewing the Servicer's activities during the preceding 12-month period (or, in the case of the first such report, the period from the Cutoff Date with respect to Receivables transferred to the Purchaser on the initial Funding Date to December 31, 2006), addressed to the Board of Directors of the Servicer, to the Trustee, the Backup Servicer and to the Noteholder, to the effect that such firm has examined the financial statements of the Servicer and issued its report therefor and that such examination (1) was made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as such firm considered necessary in the circumstances; (2) included tests relating to timeshare loans serviced for others in accordance with the requirements of the Uniform Single Attestation Program for Mortgage Bankers (the "Program"), to the extent the procedures in the Program are applicable to the servicing obligations set forth in this Agreement; (3) included an examination of the delinquency and loss statistics relating to the Servicer's portfolio (including, without limitation, the Servicer’s calculation of the Serviced Receivables Default Ratio, the Three Month Rolling Average of Serviced Receivables Default Ratio and the Borrowing Base); and (4) except as described in the report, disclosed no exceptions or errors in the records relating to timeshare loans serviced for others that, in the firm's opinion, paragraph four of the Program requires such firm to report. The accountant's report shall further state that (1) such firm has examined and audited the Servicer's servicing controls and procedures for the previous calendar year and that such independent public accountants have examined certain documents and records (including computer records) and servicing procedures of the Servicer relating to the Receivables and the Other Conveyed Property, (2) they have examined the most recent Servicer's Certificate prepared by the Servicer and three other Servicer's Certificates chosen at random by such firm and compared such Servicer's Certificates with the information contained in such documents and records, (3) their examination included such tests and procedures as they considered necessary in the circumstances, (4) their examinations and comparisons described under clauses (1) and (2) above disclosed no exceptions which, in their opinion, were material, relating to such Receivables and Other Conveyed Property or such Servicer's Certificates, or, if any such exceptions were disclosed thereby, setting forth such exceptions which, in their opinion, were material, (5) on the basis of such examinations and comparison, such firm is of the opinion that the Servicer has, during the relevant period, serviced the Receivables and Other Conveyed Property in compliance with this Agreement and the other Basic Documents in all material respects and that such documents and records have been maintained in accordance with this Agreement and the other Basic Documents in all material respects, except in each case for (A) such exceptions as such firm shall believe to be immaterial and (B) such other exceptions as shall be set forth in such written report. In the event such firm requires the Trustee and/or the Backup Servicer to agree to the procedures performed by such firm, the Servicer shall direct the Trustee and/or the Backup Servicer, as applicable, in writing to so agree; it being understood and agreed that the Trustee and/or the Backup Servicer will deliver such letter of agreement in conclusive reliance upon the direction of the Servicer, and neither the Trustee nor the Backup Servicer makes any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures. The Report will also indicate that the firm is independent of the Servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.”

(f)           Section 4.16 is hereby replaced in its entirety by the following:

“Section 4.16   Quarterly Reports.   The Noteholder shall have the right, at its own expense, with respect to each calendar quarter, beginning with the calendar quarter ending March 31, 2010, to cause accountants or other parties to review the Servicer’s and/or the Issuer’s activities during the preceding calendar quarter (or the time period from the immediately preceding Quarterly Report (as defined below), as applicable) and to deliver to the Noteholder on or before the date that is 30 days from the end of such ended calendar quarter beginning April 30, 2010, a report dated as of the last day of such ended calendar quarter in form and substance (including, without limitation, the results thereof) acceptable to the Noteholder in its sole and absolute discretion (the “Quarterly Report”).  Such Quarterly Report may include the review of the books and records of Silverleaf for the preceding calendar quarter (or the time period from the immediately preceding Quarterly Report, as applicable) as needed to complete the Quarterly Report, including, without limitation, a review of the Servicer’s policies and procedures and the Servicer’s calculation of the Serviced Receivables Default Ratio, the Three Month Rolling Average of Serviced Receivables Default Ratio, the Borrowing Base and any other matters requested by the Noteholder.  The Servicer hereby agrees to comply with any requests made by the Noteholder, accountants or other parties in connection with any Quarterly Report.”

(g)          Article VI is hereby replaced in its entirety by the following:

“CERTAIN ESCROW REPRESENTATIONS

“Section 6.1   Certain Escrow Representations of Purchaser and Seller.   The Purchaser and the Seller hereby represent and warrant to the Noteholder that (i) that certain Amended and Restated Escrow Agreement, dated as of December 22, 2006 (as amended, the “Original Escrow Agreement”), by and among the Purchaser, the Seller, the Trustee, the Custodian, the Noteholder, Chicago Title Insurance Company (the “Original Escrow Agent”), Stewart Title Guaranty Company, Tri-Lakes Title Company, Inc., Stone County Abstract and Title, Hillsboro Title Company, Inc., Tri County Title Company, James C. Weidner and First American Title Insurance Company was terminated pursuant to that certain Termination Agreement, dated as of February 12, 2010, by and among the Purchaser, the Seller, the Trustee, the Custodian, the Noteholder and the Original Escrow Agent, and such termination was effective as of the date thereof, (ii) there are no amounts outstanding that are due and payable to the original Escrow Agent or any of Stewart Title Guaranty Company, Tri-Lakes Title Company, Inc., Stone County Abstract and Title, Hillsboro Title Company, Inc., Tri County Title Company, James C. Weidner and First American Title Insurance Company (collectively, the “Original Title Companies”) pursuant to the Original Escrow Agreement and (iii) the Original Escrow Agent and the Original Title Companies have delivered or cause the delivery of all required documentation pursuant to the Original Escrow Agreement.  For the avoidance of doubt, a breach of any of the representations or warranties contained in this Section 6.1 shall be deemed to be an Event of Default.”

(h)          Article VII of the Agreement is hereby amended by inserting the following after Section 7.1 thereof:

“Section 7.2   Required Transaction, Rating of the Note.   No later than June 30, 2010, the Purchaser shall have either (i) completed the Required Transaction or (ii) obtained an updated rating of the Note by Moody’s or Standard & Poor’s Rating Service, a division of McGraw-Hill Companies, Inc., which rating shall be no lower than “Baa2” or “BBB”, respectively.

(i)           The Escrow Agent Wire Instructions attached to the Agreement as Exhibit I is hereby amended and replaced in its entirety with the Escrow Agent Wire Instructions attached to this Amendment as Exhibit I.

(j)           The definition of “Applicable Margin” is hereby replaced in its entirety by the following:

“Applicable Margin” means (a) with respect to any day prior to the commencement of the Amortization Period, 5.00%; and (b) with respect to any day on or after which the Amortization Period commences (other than due to the events described in subsections (I) and (III) of the definition of Facility Termination Date), the Default Applicable Margin.”

(k)          The definition of “Default Applicable Margin” is hereby replaced in its entirety by the following:

“Default Applicable Margin” means 5.75%.”

(l)           The definition of “Escrow Agent” is hereby replaced in its entirety by the following:

“Escrow Agent” means Stewart Vacation Ownership Title Agency, Inc.”

(m)         The definition of “Escrow Agreement” is hereby replaced in its entirety by the following:

“Escrow Agreement” means the Escrow Agreement dated as of February 12, 2010, among Silverleaf, the Purchaser, the Issuer, UBS, Wells Fargo Bank, National Association, as Trustee and Custodian, and the Escrow Agent, as the same may be amended or supplemented from time to time.”

(n)          The definition of “Final Scheduled Settlement Date” in Annex A is hereby replaced in its entirety by the following:

“Final Scheduled Settlement Date” means the Settlement Date occurring in February 2013; provided, that, if all the conditions to the first Advance after February 12, 2010 as set forth in Sections 6.03 or 6.04 of the Note Purchase Agreement have not been satisfied by April 30, 2010 or if the Purchaser has failed to satisfy the requirements set forth in Section 7.2 of the Sale and Servicing Agreement by June 30, 2010, the Final Scheduled Settlement Date shall be the Settlement Date occurring in September 2011; provided, further that, if the content of any Quarterly Report delivered pursuant to Section 4.16 is not satisfactory to the Noteholder, as determined in its sole and absolute discretion, the Final Scheduled Settlement Date shall be the earlier of (i) the Settlement Date occurring in February 2013 and (ii) the Settlement Date occurring two years from the Scheduled Maturity Date.”

(o)          The definition of “Maximum Invested Amount” in Annex A is hereby replaced in its entirety by the following:

“Maximum Invested Amount” means the lesser of $106,000,000 and the Invested Amount as of February 12, 2010; provided, that, on June 30, 2010, such amount shall automatically be reduced to $100,000,000.”

(p)          The definition of “Note Interest Rate” in Annex A is hereby replaced in its entirety by the following:

“Note Interest Rate” means (i) for any day prior to the Facility Termination Date, the sum of LIBOR for such day and the Applicable Margin, or (ii) for any day after the Noteholder Excess Principal Event Date, the sum of LIBOR for such day and 5.00%, or (iii) for any day after the Facility Termination Date has occurred as a result of events described in subsection (II) of the definition of Facility Termination Date, the sum of the Prime Rate for such day and the Default Applicable Margin; provided, however, that the Note Interest Rate will in no event be higher than the maximum rate permitted by law.

(q)          The definition of “Noteholder Excess Principal Amount” in Annex A is hereby is hereby replaced in its entirety by the following:

“Noteholder Excess Principal Amount" means, if a Noteholder Excess Principal Event has occurred, (i) on each Settlement Date during the first 12 month period after the Noteholder Excess Principal Event Date, the sum of (1) the Borrowing Base Deficiency, if any, and (2) the product of (A) the Available Funds remaining after the distribution on such Settlement Date of the amounts pursuant to Section 5.7(a)(i) through (viii) of the Sale and Servicing Agreement and the payment of any Borrowing Base Deficiency, and (B) (x) if the Three Month Rolling Average of Default Ratios as of the related Determination Date is less than 1.00%, 33.33% and (y) in all other cases, 50.00%, (ii) on each Settlement Date during the second 12 month period after the Noteholder Excess Principal Event Date, the sum of (1) the Borrowing Base Deficiency, if any, and (2) the product of (A) the Available Funds remaining after the distribution on such Settlement Date of the amounts pursuant to Section 5.7(a)(i) through (viii) of the Sale and Servicing Agreement and the payment of Borrowing Base Deficiency, and (B) (x) if the Three Month Rolling Average of Default Ratios as of the related Determination Date is less than 1.00%, 66.66% and (y) in all other cases, 75.00%, and (iii) on each Settlement Date during the third 12 month period after the Noteholder Excess Principal Event Date and thereafter, all the Available Funds remaining after the distribution on such Settlement Date of the amounts pursuant to Section 5.7(a)(i) through (viii) of the Sale and Servicing Agreement.”

(r)           The definition of “Scheduled Maturity Date” in Annex A is hereby replaced in its entirety by the following:

“Scheduled Maturity Date” means February 12, 2011; provided, that, if all the conditions to the first Advance after February 12, 2010 as set forth in Sections 6.03 and 6.04 of the Note Purchase Agreement have not been satisfied by April 30, 2010 or if the Purchaser has failed to satisfy the requirements set forth in Section 7.2 of the Sale and Servicing Agreement by June 30, 2010, the Scheduled Maturity Date shall be September 15, 2009; provided, further that, if the content of any Quarterly Report delivered pursuant to Section 4.16 is not satisfactory to the Noteholder, as determined in its sole and absolute discretion, the Scheduled Maturity Date shall be the date of notice provided by the Noteholder or on the Noteholder’s behalf to Silverleaf that such Quarterly Report is not satisfactory to the Noteholder.”

(s)          The definition of “Required Credit Enhancement” is hereby replaced in its entirety by the following:

“Required Credit Enhancement” means, subject to the proviso below, if the Purchaser has not satisfied the requirements set forth in Section 7.2 of the Sale and Servicing Agreement, (i) if the Aggregate Principal Balance of all Eligible Receivables as of the most recent Determination Date is less than $10,000,000, 21.0% and (ii) in all other cases, the percentages indicated in the matrix below as the Required Credit Enhancement (“RCE”):

Weighted Average FICO Score	Weighted Average Seasoning (0-6 months)	Weighted Average Seasoning (7-12 months)	Weighted Average Seasoning (12+ months)
650-665	RCE = 27.0%	RCE = 23.0%	RCE = 21.0%
666-680	RCE = 26.0%	RCE = 22.0%	RCE = 20.0%
681-699	RCE = 25.0%	RCE = 21.0%	RCE = 19.0%
> or = 700	RCE = 24.0%	RCE = 20.0%	RCE = 18.0%

For the purposes of determining the Weighted Average FICO Score as referenced above, Obligors for whom no FICO score is available will be deemed to have a FICO score of 550.

Provided, however, if the Purchaser has satisfied the requirements set forth in Section 7.2 of the Sale and Servicing Agreement, “Required Credit Enhancement” shall mean (i) if the Purchaser has obtained an updated rating of the Note pursuant to Section 7.2(ii) of the Sale and Servicing Agreement, the percentage determined by the Noteholder in its sole and absolute discretion to reflect the advance rate applied by Moody’s or S&P (as defined below) to assign a rating of “Baa2” or “BBB” to the Note, respectively, or (ii) if the Purchaser has completed the Required Transaction pursuant to Section 7.2(i) of the Sale and Servicing Agreement, the percentage determined by the Noteholder in its sole and absolute discretion to reflect the advance rate applied by Moody’s and/or Standard & Poor’s Rating Service, a division of McGraw-Hill Companies, Inc. (“S&P”), in connection with the class of securities issued in connection with the Required Transaction and rated “Baa2” or “BBB”, respectively; provided, that, if no class of securities issued in connection with the Required Transaction is rated “Baa2” or “BBB” by either Moody’s or S&P, respectively, then the percentage determined by the Noteholder in its sole and absolute discretion to reflect the advance rate that would have been by applied by Moody’s or S&P if such class of securities had been issued; provided further, that, if the advance rate that was applied or that would have been applied by Moody’s and S&P resulted or would have resulted, as the case may be, in different Required Credit Enhancement percentages, then the Required Credit Enhancement shall be the greater of the Required Credit Enhancement percentages, as determined by the Noteholder in its sole and absolute discretion and based on such advance rates.

(t)           The following definition is hereby added to Annex A, after the definition of “Lien”:

““Limited Liability Company Agreement” shall mean the limited liability company agreement of the Issuer, effective as of January 19, 2006, as amended from time to time.””

(u)          The following definition is hereby added to Annex A, after the definition of “Required Reserve Percentage”:

““Required Transaction” shall mean a securitization pursuant to which at least ninety percent (90%) of the Principal Balance of all Receivables securing the Note, as of the most recent Determination Date, has been sold for an amount equal to at least the sum of (i) the Aggregate Principal Balance of such Receivables as of the most recent Determination Date and interest accrued thereon and (ii) all accrued fees, expenses and other amounts due and payable pursuant to the Basic Documents.”

(v)          The following definition is hereby added to Annex A, after the definition of “Three Month Rolling Average of Serviced Receivables Default Ratios”:

““Three Month Rolling Average of Serviced Receivables Default Ratios Event” shall occur if the Three Month Rolling Average of Serviced Receivables Default Ratios as of any date of determination exceeds the following parameters:

Most Recently Ended Accrual Period	Three Month Rolling Average of Serviced Receivables Default Ratios
January	1.80%
February	1.70%
March	1.60%
April	1.50%
May	1.40%
June	1.30%
July	1.40%
August	1.50%
September	1.60%
October	1.70%
November	1.70%
December	1.80%”

2.	Miscellaneous.

(a)          This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

(b)          This Amendment shall be deemed to be a contract made under the laws of the State of New York and shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

(c)          The headings of the several sections of this Amendment are for convenience only and shall not affect the construction hereof.

(d)          This Amendment shall be deemed to be a Basic Document under the Indenture and the other Basic Documents.

(e)          The Noteholder shall not, by any act, delay, omission or otherwise, whether prior to, on, or after the date hereof, be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of the Noteholder.  Any such waiver shall be enforceable only to the extent specifically set forth therein.  A waiver by the Noteholder of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which the Noteholder would otherwise have on any future occasion, whether similar in kind or otherwise.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date first above written.

SILVERLEAF FINANCE IV, LLC

By:	S/ HARRY J. WHITE, JR.
Title:	Chief Financial Officer

SILVERLEAF RESORTS, INC.

By:	/S/ HARRY J. WHITE, JR.
Title:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Trustee

By:	/S/ SUE DIGNAN
Title:	Vice President

Exhibits to Agreement Not Filed Herewith:

Exhibit I Escrow Agent Wire Instructions